Exhibit 99

Scripps Networks Interactive reports first quarter 2017 operating results

First Quarter 2017 Financial Highlights:

•	Consolidated operating revenues of $855.1 million, an increase of 4.7%;
•	Consolidated income from operations before income taxes of $351.0 million; and
•	Consolidated adjusted segment profit(1) of $368.7 million.

KNOXVILLE, Tenn. — May 4, 2017 — Scripps Networks Interactive, Inc. (Nasdaq: SNI) today reported first quarter 2017 operating results.

Consolidated operating revenues increased 4.7% to $855.1 million in the first quarter of 2017. Driving the growth was a 4.3% increase in advertising revenues demonstrating our networks’ effectiveness as advertising platforms; and a 4.5% increase in distribution revenues validating our networks as must haves for our distribution partners. Consolidated income from operations before income taxes was $351.0 million, compared with $499.0 million in the prior year period, which included a gain of $208.2 million from the sale of the company’s investment in a regional sports network. Consolidated adjusted segment profit(1) was $368.7 million compared to $346.8 million in the prior year quarter, an increase of 6.3%.

For the first quarter of 2017, HGTV delivered its second highest rated quarter in network history, with only the first quarter of 2016 having ever seen higher ratings. Food Network’s ratings were even year-over-year among adults 25-54. Travel Channel improved its adult 25-54 sales prime rating by 9%, marking the network’s highest rated quarter since 2014. Cooking Channel delivered its tenth straight quarter of ratings that grew or matched year-ago delivery while both DIY Network and Great American country grew their ratings for all key demographics.

The company’s digital operations continue to grow. Scripps Lifestyle Studios has ramped up its operations, delivering nearly 2.9 billion total video views across various digital platforms, up nearly 450% from the prior year quarter. Additionally, Scripps Lifestyle Studios, created more than 1,000 content videos in the first quarter of 2017.

TVN, Poland’s leading multi-platform media business, continued to see growth across the entire portfolio and grew its ratings nearly 6% with its key audience during the first quarter. HGTV in Poland, which launched in January, continues to deliver strong ratings and remains one of the most popular lifestyle networks in the country. HGTV is the number two lifestyle network in the country among women 16 to 49, second only to our own TVN Style.

“The momentum we saw in 2016 has continued into 2017. Underpinning our success is our unwavering focus on lifestyle content that creates a unique viewing environment and inspires the lives of our viewers and fans each day,” said Kenneth W. Lowe, Chairman, President and Chief

Executive Officer. “Over the last several months, we finalized long-term agreements with some of our distribution partners, continuing with yesterday’s announcement regarding Hulu’s new virtual product offering. As we broaden our reach globally, and on new platforms and digital channels, the enduring relationships that we have built with viewers is paying off in the form of consistent, long-term value creation for advertisers, distributors and shareholders.”

First Quarter 2017 Consolidated Results

As previously noted, consolidated operating revenues for the first quarter of 2017 were $855.1 million, an increase of 4.7% over the prior year period. Advertising revenues were $596.7 million, an increase of 4.3%, and distribution revenues were $238.4 million, an increase of 4.5%, over the prior year period.

First quarter 2017 consolidated income from operations before income taxes was $351.0 million, compared with $499.0 million in the prior year period. As previously mentioned, the prior year quarter includes the sale of the company’s investment in a regional sports network. Consolidated adjusted segment profit(1) was $368.7 million, an increase of 6.3%, compared with $346.8 million in the prior year quarter. The improvement was primarily due to the growth in operating revenues coupled with the timing of certain expenditures compared with the prior year period.

Consolidated net income attributable to Scripps Networks Interactive in the first quarter of 2017 was $199.9 million, or $1.53 per diluted share, compared with $290.9 million, or $2.24 per diluted share, for the prior year period. As previously mentioned, the prior year results reflect the sale of an investment in a regional sports network. First quarter consolidated adjusted net income(1) was $199.9 million, or $1.53 per diluted share compared with $167.0 million, or $1.29 per diluted share, for the prior year period. The increase was primarily driven by the growth in operating income coupled with decreases in depreciation and amortization expense, interest expense and an increase in foreign currency transaction gains compared with the prior year quarter.

First Quarter 2017 Segment Results

Consolidated Segment Profit and Consolidated Adjusted Segment Profit - Q1 2017 and 2016
	U.S. Networks		International Networks		Corporate and Other		Consolidated
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
(in thousands)	2017	2016	2017	2016	2017	2016	2017	2016
Income (loss) from operations before income taxes	$369,763	$554,680	$33,615	$28,044	$(52,423)	$(83,731)	$350,955	$498,993
Interest (expense) income, net	(120)	(17)	147	(6,867)	(24,279)	(26,861)	(24,252)	(33,745)
Equity in earnings of affiliates	5,243	7,732	15,206	17,946	-	-	20,449	25,678
(Loss) gain on derivatives	-	-	-	-	(2,336)	2,766	(2,336)	2,766
Gain on sale of investments	-	208,197	-	-	-	-	-	208,197
Miscellaneous, net	2,483	3,487	19,903	31,058	5,154	(28,479)	27,540	6,066
Operating income (loss)	362,157	335,281	(1,641)	(14,093)	(30,962)	(31,157)	329,554	290,031
Depreciation	11,499	14,195	2,872	2,841	589	261	14,960	17,297
Amortization	9,918	10,021	14,279	21,041	-	-	24,197	31,062
Consolidated segment profit (loss) (1)	383,574	359,497	15,510	9,789	(30,373)	(30,896)	368,711	338,390
TVN transaction and integration expenses	-	-	-	(13)	-	1,368	-	1,355
Restructuring costs	-	(29)	-	-	-	(281)	-	(310)
Reorganization costs	-	3,806	-	-	-	3,519	-	7,325
Consolidated adjusted segment profit (loss) (1)	$383,574	$363,274	$15,510	$9,776	$(30,373)	$(26,290)	$368,711	$346,760

U.S. Networks’ operating revenues for the first quarter of 2017 were $736.9 million, an increase of 4.9% compared with the prior year quarter. Advertising revenues were $512.1 million, an increase of 5.1%. This improvement reflects the continued strength in pricing in the U.S. advertising market for our lifestyle brands partially offset by a decline in impressions delivered along with advertising inventory mix shifts in the quarter. U.S. Networks’ distribution revenues increased by 4.5% to $211.1 million. This increase was driven by negotiated annual rate increases and revenues generated from new over-the-top distribution platforms, partially offset by subscriber declines compared to the prior year quarter.

U.S. Networks’ income from operations before income taxes for the first quarter of 2017 was $369.8 million compared with $554.7 million in the prior year quarter. The decrease was driven by the sale of a regional sports network in the first quarter of 2016. U.S. Networks’ adjusted segment profit(1) was $383.6 million, an increase of 5.6%, compared to $363.3 million in the prior year quarter, primarily driven by the growth in operating revenues, partially offset by a moderate increase in expenses.

International Networks’ operating revenues for the first quarter of 2017 were $125.5 million, an increase of 3.5% compared with the prior year quarter. Revenues at TVN increased 4.1% in local currency for the quarter. International Networks’ income from operations before income taxes was $33.6 million compared with $28.0 million in the prior year quarter. Adjusted segment profit(1) for International Networks was $15.5 million compared to $9.8 million in the first quarter of 2016, reflecting the increase in operating revenues, coupled with a decrease in expenses.

(1) This earnings release includes several metrics, including consolidated segment profit (loss), consolidated adjusted segment profit (loss), adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow that are not calculated in accordance with Generally Accepted Accounting Principles in the United States of America ("GAAP"). See the Non-GAAP Financial Measures section of this press release for discussion of consolidated segment profit (loss), consolidated adjusted segment profit (loss), adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow and a reconciliation to their respective most comparable financial measure calculated in accordance with GAAP.

Guidance

All guidance is based on current management expectations for consolidated company performance. Based on results seen to date, the company is reiterating all of its previously issued guidance.

Conference Call Information

The senior management team of Scripps Networks Interactive will discuss the company’s first quarter 2017 operating results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and select the Investors page. The webcast link can be found in the “Upcoming Events” section on the Investor Relations landing page.

To access the conference call by telephone, dial 800-230-1074 (U.S.), or 612-234-9960 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, "Scripps Networks Interactive First Quarter Earnings," and must provide their name and company affiliation. The media and public may access the conference call on a listen-only basis.

An audio replay will be available from 12 p.m. ET on May 4 until 11:59 p.m. ET on May 18. To access the replay, dial 800-475-6701 (U.S.), or 320-365-3844 (international). The access code for both numbers is 420966.

A replay of the conference call will also be available online. To access the audio replay online, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose the Investors page, then follow the Audio Archives link at the top of the Investor Relations page.

Forward-Looking Statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in forward-looking statements, including changes in advertising demand and other economic conditions as well as other reasons described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the caption entitled “Forward-Looking Statements” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive
Scripps Networks Interactive, Inc. (Nasdaq: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio includes leading TV and entertainment brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country. Its digital division Scripps Lifestyle Studios creates compelling content for online, social and mobile platforms. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living Network. The company’s global networks and websites reach millions of consumers across North and South America, Asia-Pacific, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact: Scripps Networks Interactive, Inc.

Investors: Mike Gallentine, 865-560-4473, MGallentine@scrippsnetworks.com;

Media: Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com; or

Kristin Alm, 865-560-4316, KAlm@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Three months ended March 31,
	2017	2016	% Change Fav / (Unfav)
Operating revenues:
Advertising	$596,715	$571,855	4.3%
Distribution	238,380	228,068	4.5%
Other	20,025	16,955	18.1%
Total operating revenues	855,120	816,878	4.7%
Operating expenses:
Cost of services, excluding depreciation and amortization	279,039	279,667	0.2%
Selling, general and administrative	207,370	198,821	(4.3)%
Depreciation	14,960	17,297	13.5%
Amortization	24,197	31,062	22.1%
Total operating expenses	525,566	526,847	0.2%
Operating income	329,554	290,031	13.6%
Interest expense, net	(24,252)	(33,745)	28.1%
Equity in earnings of affiliates	20,449	25,678	(20.4)%
(Loss) gain on derivatives	(2,336)	2,766	(184.5)%
Gain on sale of investments	-	208,197	NM
Miscellaneous, net	27,540	6,066	354.0%
Income from operations before income taxes	350,955	498,993	(29.7)%
Provision for income taxes	101,140	159,047	36.4%
Net income	249,815	339,946	(26.5)%
Less: net income attributable to non-controlling interests	(49,915)	(49,049)	(1.8)%
Net income attributable to SNI	$199,900	$290,897	(31.3)%

Net income attributable to SNI Class A Common and Common Voting shareholders per share of common stock:
Basic	$1.54	$2.25	(31.6)%
Diluted	$1.53	$2.24	(31.8)%
Weighted average shares outstanding:
Basic	129,921	129,295
Diluted	130,743	129,790

SCRIPPS NETWORKS INTERACTIVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS ( UNAUDITED )
(in thousands, except share and par value amounts)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$107,673	$122,937
Accounts receivable, net of allowances: 2017 - $27,828; 2016 - $26,118	784,514	808,133
Programs and program licenses, net	617,982	591,378
Prepaid expenses and other current assets	65,677	135,651
Total current assets	1,575,846	1,658,099
Programs and program licenses, net (less current portion)	499,147	500,022
Investments	734,482	699,481
Property and equipment, net of accumulated depreciation: 2017 - $348,627; 2016 - $354,435	302,042	286,399
Goodwill, net	1,666,131	1,642,169
Intangible assets, net	1,101,450	1,092,682
Deferred income taxes	176,446	175,291
Other non-current assets	147,048	146,151
Total Assets	$6,202,592	$6,200,294
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,316	$42,223
Accrued liabilities	191,518	152,480
Employee compensation and benefits	52,708	123,506
Program rights payable	67,011	70,403
Deferred revenue	68,731	77,987
Current portion of debt	249,967	249,932
Total current liabilities	660,251	716,531
Debt (less current portion)	2,803,592	2,952,454
Other non-current liabilities	313,587	302,881
Total liabilities	3,777,430	3,971,866
Shareholders' equity:
Scripps Networks Interactive ("SNI") shareholders’ equity:
Preferred stock, $0.01 par - authorized: 25,000,000 shares; none outstanding	—	—
Common stock, $0.01 par:
Class A Common Shares - authorized: 240,000,000 shares; issued and outstanding: 2017 - 95,905,309 shares; 2016 - 95,491,477 shares	959	954
Common Voting Shares - authorized: 60,000,000 shares; issued and outstanding: 2017 - 33,850,481 shares; 2016 - 33,850,481 shares	339	339
Total common stock	1,298	1,293
Additional paid-in capital	1,417,404	1,390,411
Retained earnings	1,035,764	871,766
Accumulated other comprehensive loss	(296,371)	(363,701)
SNI shareholders’ equity	2,158,095	1,899,769
Non-controlling interest (Note 13)	267,067	328,659
Total equity	2,425,162	2,228,428
Total Liabilities and Equity	$6,202,592	$6,200,294

SCRIPPS NETWORKS INTERACTIVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS ( UNAUDITED )
(in thousands)	Three months ended March 31,
	2017	2016
Operating Activities:
Net income	$249,815	$339,946
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14,960	17,297
Amortization	24,197	31,062
Program amortization	216,577	218,941
Program payments	(243,294)	(245,754)
Equity in earnings of affiliates	(20,449)	(25,678)
Share-based compensation	20,113	17,709
Loss (gain) on derivatives	2,336	(2,766)
Gain on sale of investments	-	(208,197)
Dividends received from equity investments	6,873	12,222
Deferred income taxes	(4,348)	(17,197)
Changes in working capital accounts:
Accounts receivable, net	28,580	55,447
Other assets	9,361	(8,078)
Accounts payable	(13,873)	12,496
Deferred revenue	(9,183)	(9,563)
Accrued / refundable income taxes	98,487	171,938
Other liabilities	(59,204)	(45,312)
Other, net	(19,685)	8,154
Cash provided by operating activities	301,263	322,667
Investing Activities:
Additions to property and equipment	(24,827)	(11,345)
Collections of note receivable	1,558	1,179
Purchases of investments	(260)	—
Sale of investments	—	225,000
Settlement of derivatives	(2,336)	3,592
Other, net	214	1,217
Cash (used in) provided by investing activities	(25,651)	219,643
Financing Activities:
Proceeds from debt	110,000	—
Repayments of debt	(260,000)	(325,000)
Purchases of non-controlling interests	—	(99,000)
Dividends paid to non-controlling interests	(111,509)	(89,346)
Dividends paid	(39,096)	(32,288)
Proceeds from stock options	12,385	4,905
Other, net	(5,226)	(15,356)
Cash used in financing activities	(293,446)	(556,085)
Effect of exchange rate changes on cash and cash equivalents	2,570	7,129
Decrease in cash and cash equivalents	(15,264)	(6,646)
Cash and cash equivalents - beginning of period	122,937	223,444
Cash and cash equivalents - end of period	$107,673	$216,798
Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$3,530	$2,387
Income taxes paid	$8,599	$10,549

Non-GAAP Financial Measures

In addition to results prepared in accordance with GAAP provided in this press release, the company has also presented consolidated segment profit (loss), consolidated adjusted segment profit (loss), adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow.

The company evaluates the operating performance of its businesses and uses a financial measure referred to as segment profit (loss). Consolidated segment profit (loss) is the aggregate of the segment profit for each of our two reportable segments. Segment profit (loss) is defined as income (loss) from operations before income taxes, excluding depreciation, amortization, goodwill write-downs, interest expense, equity in earnings of affiliates, gain (loss) on derivatives, gain (loss) on sale of investments, other miscellaneous non-operating expenses and income taxes, which are included in net income (loss) determined in accordance with GAAP.

The company uses segment profit (loss) to assess the operating results and performance of its businesses and makes decisions about the allocation of resources to businesses using this financial measure. The company believes segment profit (loss) is relevant to investors because it allows them to analyze and evaluate the operating performance of its segments consistent with management. Depreciation and amortization charges are a result of decisions made in prior periods regarding the allocation of resources and are, therefore, excluded from segment profit (loss). Also excluded from segment profit (loss) are financing, tax structuring and acquisition and divestiture decisions, which are generally made by corporate executives. Excluding these items from the performance measure of our businesses enables management to evaluate operating performance based on current economic conditions and decisions made by the managers of the businesses in the current period.

The company defines consolidated adjusted segment profit (loss) and adjusted net income (loss) as segment profit (loss) and net income (loss), respectively, excluding the impact of items not routine in nature and defines adjusted net income (loss) per diluted share as net income (loss) per diluted share excluding the impact of items not routine in nature. The company believes consolidated adjusted segment profit (loss), adjusted net income (loss) and adjusted net income (loss) per diluted share are relevant to investors because it allows them to analyze the performance of segments excluding the impact of items not routine in nature or core to regular business operations.

The company defines free cash flow as cash provided by operating activities less dividends paid to non-controlling interests and additions to property and equipment. The company measures free cash flow as believes it is an important indicator for management and investors as to its liquidity, including the ability to reduce debt, make strategic investments and return capital to shareholders.

Consolidated segment profit (loss), consolidated adjusted segment profit (loss), adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow are non-GAAP measures and should be considered in addition to, but not as a substitute for, income (loss) from operations before income taxes, net income (loss), net income (loss) per diluted share, cash flow from operating activities and other measures of financial performance reported in accordance with GAAP. Since consolidated segment profit (loss), consolidated adjusted segment profit (loss), adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow are not measures of financial performance calculated in accordance with GAAP, these non-GAAP measures may not be comparable to similar measures with similar titles used by other companies. Supplemental schedules providing a reconciliation of the non-GAAP measure to its respective most comparable financial measure in accordance with GAAP are included within this press release on the following pages.

Consolidated Segment Profit and Consolidated Adjusted Segment Profit - Q1 2017 and 2016
	U.S. Networks		International Networks		Corporate and Other		Consolidated
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
(in thousands)	2017	2016	2017	2016	2017	2016	2017	2016
Income (loss) from operations before income taxes	$369,763	$554,680	$33,615	$28,044	$(52,423)	$(83,731)	$350,955	$498,993
Interest (expense) income, net	(120)	(17)	147	(6,867)	(24,279)	(26,861)	(24,252)	(33,745)
Equity in earnings of affiliates	5,243	7,732	15,206	17,946	-	-	20,449	25,678
(Loss) gain on derivatives	-	-	-	-	(2,336)	2,766	(2,336)	2,766
Gain on sale of investments	-	208,197	-	-	-	-	-	208,197
Miscellaneous, net	2,483	3,487	19,903	31,058	5,154	(28,479)	27,540	6,066
Operating income (loss)	362,157	335,281	(1,641)	(14,093)	(30,962)	(31,157)	329,554	290,031
Depreciation	11,499	14,195	2,872	2,841	589	261	14,960	17,297
Amortization	9,918	10,021	14,279	21,041	-	-	24,197	31,062
Consolidated segment profit (loss) (1)	383,574	359,497	15,510	9,789	(30,373)	(30,896)	368,711	338,390
TVN transaction and integration expenses	-	-	-	(13)	-	1,368	-	1,355
Restructuring costs	-	(29)	-	-	-	(281)	-	(310)
Reorganization costs	-	3,806	-	-	-	3,519	-	7,325
Consolidated adjusted segment profit (loss) (1)	$383,574	$363,274	$15,510	$9,776	$(30,373)	$(26,290)	$368,711	$346,760

Adjusted Net Income - Q1 2016
(in thousands, except per share data)	Three months ended March 31, 2016
GAAP measure	Cost of services, excluding depreciation and amortization	Selling, general and administrative	Depreciation and amortization	Gain on derivatives	Gain on sale of investments	Miscellaneous, net	Net income attributable to SNI (A)	Earnings per diluted share
As reported	$279,667	$198,821	$48,359	$2,766	$208,197	$6,066	$290,897	$2.24
TVN transaction and integration expenses	-	(1,355)	-	-	-	-	840	0.01
Restructuring costs	-	310	-	-	-	-	(192)	-
Reorganization costs	(1,707)	(5,618)	-	-	-	-	4,542	0.03
Sale of investments	-	-	-	-	(208,197)	-	(129,082)	(0.99)
As adjusted	$277,960	$192,158	$48,359	$2,766	$-	$6,066	$167,005	$1.29
(A) Items tax effected at 38% statutory tax rate.

Free Cash Flow - 2017 and 2016
	Three months ended March 31,
(in thousands)	2017	2016
Cash provided by operating activities	$301,263	$322,667
Dividends paid to non-controlling interests	(111,509)	(89,346)
Additions to property and equipment	(24,827)	(11,345)
Free cash flow	$164,927	$221,976

Operating Revenues by Network – 2017 and 2016

	Three months ended March 31,
(in thousands)	2017	2016	% Change
Network
HGTV	$286,076	$271,715	5.3%
Food Network	243,363	229,298	6.1%
Travel Channel	82,265	80,767	1.9%
DIY Network	40,480	41,513	(2.5)%
Cooking Channel	36,590	32,969	11.0%
Great American Country	7,183	7,286	(1.4)%
Digital Businesses	30,231	28,972	4.3%
Other	11,201	10,160	10.2%
Intrasegment eliminations	(500)	(485)	(3.1)%
Total segment operating revenues	$736,889	$702,195	4.9%
Type
Advertising	$512,055	$487,285	5.1%
Distribution	211,140	202,096	4.5%
Other	13,694	12,814	6.9%
	$736,889	$702,195	4.9%